Exhibit 5

KILPATRICK TOWNSEND & STOCKTON LLP

www.kilpatricktownsend.com

Suite 2800 1100 Peachtree St.
Atlanta GA 30309-4528
t 404 815 6500 f 404 815 6555

December 28, 2012

United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512

Ladies and Gentlemen:

We have acted as counsel to United Community Banks, Inc., a Georgia corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, related to the potential resale from time to time by certain noteholders of the Company (the “Selling Noteholders”) of $35,000,000 aggregate principal amount of the Company’s 9.0% Senior Notes due 2017 (the “Notes”). The Notes were sold in a private offering to three institutional purchasers at an offering price of 100% of face amount and issued pursuant to an indenture (the “Indenture”), dated as of on October 3, 2012, between the Company and Wilmington Trust, National Association, as trustee.

In such capacity, we have examined the originals, or duplicates or conformed copies, of such documents, corporate records, certificates of public officials and officers of the Company, and other instruments we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. In addition, we have examined the Registration Statement and Indenture and have made such other investigation of law and fact as we have deemed necessary in order to enable us to render this opinion.

With respect to matters of fact, we have relied upon information provided to us by the Company with no further investigation. With respect to all examined documents, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) have become effective and will continue to be effective at the time of the resale of any Notes; (ii) if necessary, a prospectus supplement will have been prepared and filed with the Commission describing any Notes offered thereby or any Selling Noteholders; (iii) all Notes will be sold in the manner stated in the Registration Statement and, if necessary, the applicable prospectus supplement; and (iv) at the time of the offering, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Notes.

ATLANTA AUGUSTA CHARLOTTE DENVER DUBAI NEW YORK OAKLAND RALEIGH SAN DIEGO SAN FRANCISCO SEATTLE SILICON VALLEY STOCKHOLM TAIPEI TOKYO WALNUT CREEK WASHINGTON, DC WINSTON-SALEM

United Community Banks, Inc.
December 28, 2012

Based on and subject to the foregoing, it is our opinion that, when the Notes shall have been executed and authenticated as specified in the Indenture and offered and sold as described in the Registration Statement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions provided above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding preferential transferees); and (ii) the effect of general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, and the discretion of the court before which any proceeding therefor may be brought.

The opinions set forth herein are limited to the laws of the State of Georgia and any federal laws of the United States of America, and we do not express any opinion herein concerning any other law. This opinion letter is provided solely in connection with the offer and sale of the Notes by the Selling Noteholders and may not be relied upon, quoted or used by any other person or entity or for any other purpose without our prior written consent. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the “Legal Matters” section of the prospectuses constituting a part of the Registration Statement.

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ James W. Stevens
James W. Stevens, a Partner